EIS International, Inc. and Subsidiaries        Exhibit 11

                 Statement Re Computation of Per Share Earnings
                  (in thousands, except for per share amounts)


                                                     Quarter Ended March 31,
                                                       1996               1995
                                                    --------------------------
Net Income (Loss):

Net Income (Loss)                                  $(15,815)            $1,801
                                                   ---------------------------

Net income (loss) per share:

Weighted average number of common and
 common equivalent shares:

     Common shares outstanding                   10,032,283          9,479,617

     Dilutive effect of stock options and warrants,
     primary computation                                 --            833,634
                                                 -----------------------------
Weighted average number of common and
common equivalent shares utilized in the primary
earnings per share computation                    10,032,283         10,313,251
                                                 ------------------------------

     Additional dilutive effect of stock options and
     warrants, fully diluted computation                  --             47,169
                                                 ------------------------------
Weighted average number of common and
common equivalent shares utilized in the fully
diluted earnings per share computation             10,032,283        10,360,420
                                                 ------------------------------

      Primary net income (loss) per share              $(1.58)             $.17
                                                 ------------------------------


      Fully diluted net income (loss) per share        $(1.58)             $.17
                                                 ------------------------------